AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.


                             ARTICLES SUPPLEMENTARY


         AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors by the Maryland General Corporation Law and by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation (a) has duly established a new series of shares titled American Century VP Income & Growth (hereinafter referred to as a "Series") for the Corporation's stock and has allocated Two Hundred Million (200,000,000) shares of the One Billion Five Hundred Million (1,500,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($0.01) per share, for an aggregate par value of Two Million Dollars ($2,000,000) to the new Series. As a result of the action taken by the Board of Directors in Article FIRST of these Articles Supplementary, the six (6) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:


                      Series              Number of Shares   Aggregate Par Value

American Century VP Value                   500,000,000          $5,000,000

American Century VP International           200,000,000          $2,000,000

American Century VP Capital Appreciation    200,000,000          $2,000,000

American Century VP Balanced                200,000,000          $2,000,000

American Century VP Advantage               200,000,000          $2,000,000

American Century VP Income & Growth         200,000,000          $2,000,000


The par value of each shares of stock in each Series is One Cent ($0.01) per share.

         SECOND: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         THIRD: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FOURTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles Supplementary.

         FIFTH:   The  Board  of  Directors  of  the  Corporation  duly  adopted resolutions establishing a new Series and allocating shares to the Series.

         IN WITNESS WHEREOF, AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested to by its Assistant Secretary on this 28th day of July, 1997.

                                            AMERICAN CENTURY VARIABLE
ATTEST:                                     PORTFOLIOS, INC.


         /s/ Charles E. Etherington         By: /s/ Patrick A. Looby
Name:    Charles A. Etherington             Name:   Patrick A. Looby
Title:   Assistant Secretary                Title:  Vice President


         THE UNDERSIGNED Vice President of AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  July 28, 1997                           /s/ Patrick A. Looby
                                                --------------------------------
                                                Patrick A. Looby, Vice President